                                                                    Exhibit 23.1

                      Consent of Independent Accountants


The Board of Directors
Danka Business Systems PLC


We consent to the use of our report dated June 7, 2001, except as to Note 2, which is as of June 29, 2001, with respect to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Form 10-K/A of Danka Business Systems PLC incorporated herein by reference.



KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

April 26, 2002